EXHIBIT 99

August 2, 2004

«LASTNAME»
«ADDRESS1»
«ADDRESS2»
«City» «State» «PostalCode»

Dear «Salutation»:

On May 28, 2004 you were advised of a blackout period which began on June 25, 2004 and was scheduled to end during the week of July 25, 2004 during which you were unable to buy or sell shares of WesBanco common stock.

Please be advised that effective immediately, this blackout period has ended and you may again conduct trading in WesBanco common stock in your personal accounts. This notice is being provided to you under our Insider Trading and Reporting Policy. Please remember that our trading policy requires all WesBanco transactions be reported to Linda Woodfin.

We appreciated your cooperation during this blackout period.

Please feel free to contact me if you have any questions.

                   Sincerely,

                   Paul M. Limbert
                   President & CEO

/lmw